Exhibit 10(b), Form 10-K

Kansas City Life Insurance Company

THIRTY-THIRD AMENDMENT

KANSAS CITY LIFE INSURANCE COMPANY

SAVINGS AND PROFIT SHARING PLAN

THIS THIRTY-THIRD AMENDMENT to the Kansas City Life Insurance Company Savings and Profit Sharing Plan is entered into by and between Kansas City Life Insurance Company, a corporation organized and existing under the Laws of the State of Missouri, hereinafter called the “Company” and Charles R. Duffy, Jr., Tracy W. Knapp and Mark A. Milton, Successor Trustees, hereinafter referred to as the “Trustees”.

1.	Paragraph 3.2(b) is amended by adding the following sentence at the end thereof to read as follows:

“Beginning January 1, 2009, compensation shall also include ‘differential wage payments’ within the meaning of Code Section 3401(h)(2) paid by the Company to a participant on account of qualified military service within the meaning of Code Section 414(u).”

2.	Paragraph 3.4 is amended by replacing the first paragraph with the following new paragraph to read as follows:

Distribution Conditions. The balance in each participant’s elective account shall be fully vested at all times and shall not be subject to forfeiture for any reason. Amounts held in the participant’s elective account may not be distributable prior to the earlier of,

(1)	Retirement, disability, severance from employment; or

(2)	Attainment of age fifty-nine and one-half (59 1/2); or

(3)	Termination of the Plan without establishment of a successor Plan by the Company or an affiliated employer; or

(4)	Proven financial hardship, subject to the limitations of Section 3,5; or

(5)

Beginning January 1, 2011, in the case of a “qualified reservist distribution” within the meaning of Code section 72(t)(2)(G)(iii), the date on which the order or call to active duty for a period in excess of 179 days or an indefinite period begins.

3.	Paragraph 3.4 is further amended by adding the following new paragraph at the end thereof to read as follows:

“Notwithstanding anything in this Section 3.4 or the Plan to the contrary, for purposes of this Section 3.4, a participant shall be treated as having been severed from employment during any period such participant is performing service in the uniformed services described in Code Section 3401(h)(2)(A). A participant who receives a distribution on account of deemed severance from employment described in the preceding sentence may not make an elective contribution under Section 3.1 during the six-month period beginning on the date of distribution.”

4.	Paragraph 4.1 is hereby amended to read in its entirety as follows:

“4.1 Rate of Matching Company Contribution. The Company shall, with respect to each participant qualified under Paragraph 2.1 contribute to the Trustees semi-monthly, out of its current or accumulated earnings and profits as shown on the books used in preparing its annual reports, without regard to whether it has any current or accumulated earnings and profits for federal income tax purposes, a matching amount determined as follows:

(a)	For employees for whom compensation reduction agreements were in effect on December 31, 1997, and

(b)

For employees hired by the Company in 1997 or earlier who are not eligible to make compensation reduction agreements as of December 31, 1997 but who choose to make compensation reduction agreements when they first become eligible to participate, the Company shall match the participant’s compensation reduction $1.00 for each $1.00 deferred, with a maximum of six percent (6%) of a participant’s compensation. Beginning January 1, 2011 the Company shall match the participant’s compensation reduction $1.00 for each $1.00 deferred, with a maximum of eight (8%) of a participant’s compensation.

(c)	For all other employees, the matching amount contributed by the Company shall vary depending on the employee’s years of employment, as follows:

Matching Amount per

$1.00 Deferred

(Counting Deferrals

Years of Employment	up to 8% of Compensation)

Less than 5	$0.50
5 - 9	$0.75
10 or More	$1.00

Company contributions with respect to a participant shall be paid into the Trust and credited to such participant’s account. Prior to July 1, 2009, such Company matching contributions shall be credited in the Kansas City Life Stock Investment option. Company matching contributions will be reviewed at the end of each plan year to determine whether the proper amount of matching contributions have been made for each participant, and the Company shall make a “true-up” Company matching contribution to participant accounts. Prior to July 1, 2009, additional contributions required by this review were made to the Kansas City Life Stock Investment option. The Company shall not contribute a matching amount based upon any catch-up elective contributions made by a participant as permitted in Paragraph 3.1.”

5.	Paragraph 10.4 is hereby amended to read in its entirety as follows:

“10.4 Commencement of Distribution. All distributions shall be made or commenced to be made as soon as practicable following the occurrence of one of the distribution events described in this ARTICLE X. Alternatively, the participant may choose not to withdraw any of his or her vested accounts in the investment options when one of the distribution events occurs and later elect to have the distribution made. Prior to on or about September 1, 2009, (1) only a full and complete distribution of the vested accounts will be allowed whether the participant withdraws his or her vested accounts at the time a distribution event occurs or at some later date, and (2) no partial withdrawals shall be permitted. Beginning on or about September 1, 2009, a participant who meets the requirements of this ARTICLE X may elect a distribution of a portion of his or her vested accounts, subject to reasonable administrative restrictions established by the Company, except that no partial withdrawals shall be permitted for distributions based on the sole condition of attainment of age fifty-nine and one-half (59  1/2). Notwithstanding, no distribution of five thousand dollars ($5,000.00) or more shall be made to a participant unless the participant shall have consented in writing to such distribution, all in accordance with the provisions of Internal Revenue Code Section 411 and related regulations. Beginning January 1, 2002, with respect to participants separating from service and distributions after that date, the value of a participant’s vested accounts shall be determined without regard to that portion of the vested account that is attributable to rollover contributions (and any earnings allocable thereto) within the meaning of Code Section 402(c). If the value of the participant’s vested accounts, including rollover contributions (and any earnings attributable thereto) as so determined is one thousand dollars ($1,000.00) or less, the Plan shall immediately distribute the participant’s entire vested account balance; no amount in excess of one thousand ($1,000.00) shall be distributed without the participant’s written consent .”

6.	Paragraph 15.33(b)(i) is hereby amended to read as follows:

“(i)

An individual retirement account (described in Code Section 408(a)) or individual retirement annuity (described in Code Section 408(b)) or, beginning January 1, 2008, a Roth IRA described in Code Section 408A.”

7.	Paragraph 15.33(b)(iii) is hereby amended to read as follows:

“(iii)

A qualified trust (described in Code section 401(a)) that accepts the distributee’s eligible rollover distribution. However, in the case of an eligible rollover distribution to a surviving spouse before 2002 and, beginning January 1, 2007, a non-spouse beneficiary, eligible retirement plan shall mean only the items in (i) above.”

8.	Paragraph 15.34 is amended by adding the following sentence at the end thereof to read as follows:

“In addition, if a Participant in the Plan dies or becomes disabled while performing qualified military service on or after January 1, 2007, the Participant’s Beneficiary under the Plan shall be entitled to any additional benefits (including, beginning January 1, 2010, Company contributions relating to the period of qualified military service, other than Company matching contributions contingent on participant contributions under Section 3.1 that are not actually made) that would be provided under the Plan if the participant had resumed employment and then terminated employment on account of disability or death.”

IN WITNESS WHEREOF, the Company has caused this THIRTY-THIRD AMENDMENT to be executed by its authorized Officers and its Corporate Seal to be hereunto affixed and the Trustees have executed this Trust, all on the 30th day of December, 2010.

KANSAS CITY LIFE INSURANCE COMPANY

By:	/s/ A. Craig Mason, Jr.
Its:	Vice President

ATTEST:

By:	/s/ Kimberly K. Farrow
Its:	Assistant Secretary

/s/ Tracy W. Knapp

/s/ Mark A. Milton

/s/ Charles R. Duffy, Jr.
TRUSTEES

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